EXHIBIT 10.8

CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE. BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL
RELEASE YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

A.M. Castle & Co.

Separation Agreement and General Release

1.)	Parties: The parties to this Separation Agreement and General Release (“Agreement”) are Stephen J. Letnich (“Employee”) and A. M. Castle & Co. ("Company").

2.)	Separation Date: Employee’s employment with Company will terminate effective June 24, 2015 (“Separation Date”).

3.)
Final Paycheck: Company will provide Employee with a final paycheck, which shall include accrued and unused vacation pay, less all applicable federal, state and local withholdings with the next regular payroll cycle, or earlier as required by law.

4.)	Separation Benefits: In consideration for this Agreement:

a)
Company will provide Employee with the payments and benefits set forth in Sections 4(a) and 4(c) through 4(e) of the Severance Agreement dated July 25, 2013, between Employee and Company (the “Severance Agreement”, attached as Exhibit A). Company will not provide Employee with any benefit pursuant to Section 4(b) of the Severance Agreement, as no short-term incentive plan has been approved for Employee or similar executives as of the date of this Agreement. For the avoidance of doubt, Employee will not be entitled to participate in any way and will not be entitled to any payment under Section 4(b) of the Severance Agreement to the extent any short-term incentive plan is approved for similar Company executives after the Separation Date.

b)
Company and Employee agree that with respect to the continuing car benefit contemplated by Section 4(f) of the Separation Agreement, Company will pay to Employee a lump sum amount of Sixteen Thousand Dollars ($16,000) less applicable withholdings no later than ten (10) days following the expiration of the seven (7) day revocation period for this Agreement. This payment shall be in lieu of and in full satisfaction for any and all obligations of Company under Section 4(f) of the Severance Agreement.

c)	Company and Employee expressly reaffirm and incorporate the terms of Section 6 of the Severance Agreement entitled “Code Section 409A Compliance” into this Agreement.

d)
Employee shall be reimbursed by Company for all reasonable business expenses incurred as of the Separation Date. Such reimbursement shall be subject in full to (i) reasonableness of the expenses and compliance with all applicable Company policies for the same, in the Company’s sole and final discretion; and (ii) Employee submission of expense reports in the appropriate form via Company’s standard expense submission system by no later than July 23, 2015.

5.)
Release Employee (on behalf of himself, his personal representatives, successors, and assigns) releases, waives, and forever discharges Company, its past, present and future agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parent corporations, subsidiaries, divisions, affiliates, attorneys, insurers, successors and assigns (collectively, the “Company Released Parties”) from and for any and all of Employee’s potential or actual claims, demands, grievances, causes of action, charges or suits of any kind arising out of, or in any way relating to the dealings between the parties, including the employment relationship and its termination, on or prior to the date Employee executes this Agreement. Employee releases and waives any and all legal or administrative claims, known or unknown, arising under, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., any other federal, state, or local statutory or common law or regulation, and any and all tort and/or express or implied contact claims, including but not limited to any claims arising under his offer letter, Severance Agreement or any other related documents or agreements. Notwithstanding anything to the contrary, Employee does not release (i) any rights to indemnification pursuant to the Indemnification Agreement between Company and Employee, Company’s certificate of incorporation or bylaws or applicable law or (ii) any rights under Companys policies of directors’ and officers’ insurance.

6.)
Release of Age Discrimination in Employment Act (“ADEA”) Rights: Employee further agrees and acknowledges that he is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Employee acknowledges that $50,000 of the consideration stated in Paragraph 4 above is being given to him for his waiver and release of any ADEA claims he may have and that this amount is in addition to anything of value to which Employee is already entitled. Employee acknowledges that the remainder of the consideration stated in Paragraph 4 above is consideration for his release of any other claims he may have against the Company Released Parties. Employee further acknowledges that he has been advised in writing, as required by the Older Workers’ Benefit Protection Act (“OWBPA”), that: (a) his waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) he should consult with an attorney prior to executing this Agreement. Employee acknowledges that Company provided Employee with at least twenty-one (21) days within which to consider the terms of this Agreement. During the seven (7)-day period immediately following Employee’s execution of this Agreement (“Revocation Period”), Employee may revoke the ADEA release portion of this Agremenet by delivering a notice of revocation to Marec E. Edgar, Executive Vice President, General Counsel, Secretary & Chief Administrative Officer, A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523. Employee agrees that if he revokes the ADEA release portion of this Agreement, the remainder of the release will remain in full force and effect.

7.)
Covenant Not to Sue: To the maximum extent permitted by law, Employee (on behalf of himself, his personal representatives, successors, and assigns) covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Company Released Parties, with respect to the claims released in paragraph 5 and paragraph 6 of this Agreement. Employee acknowledges that he does not have any current charge, complaint, grievance or other proceeding against the Company Released Parties pending before any local, state or federal agency regarding his employment. Employee shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Employee’s behalf in any way arising out of or relating to the matters released under this Agreement.

8.)	Cooperation; Further Assurances:

a.)
Employee agrees to cooperate with Company in the truthful and honest investigation, prosecution and/or defense of any claim in which the Company Released Parties may have an interest (provided such cooperation does not unreasonably interfere with Employee’s prior business or personal commitments), which may include, without limitation, making himself available on a reasonable basis to participate in any proceeding involving any of the Company Released Parties without claim of privilege against the Company Released Parties, allowing himself to be interviewed by representatives of Company without claim of privilege against the Company Released Parties, participating as requested in interviews and/or preparation by any of the Company Released Parties of other witnesses without claim of privilege against the Company Released Parties, protecting the applicable legal privileges of the Company Released Parties, appearing for depositions and testimony without requiring a subpoena without claim of privilege against the Company Released Parties, and producing and/or providing any documents or names of other persons with relevant information without claim of privilege against the Company Released Parties. Company agrees that it will reimburse Employee for reasonable travel expenses incurred by Employee pursuant to this Paragraph that are approved in advance by Company.

b.)
At Company’s request and without further consideration, Employee shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Company may reasonably request to carry out Employee’s rights and obligations under this Agreement.

9.)
Acknowledgment: By executing this Agreement, Employee acknowledges and agrees that Employee has entered into this Agreement knowingly and voluntarily and that he is knowingly and voluntarily waiving and releasing his rights and claims in exchange for the consideration set forth in Paragraph 4 above and in the Severance Agreement incorporated herein. Employee hereby acknowledges that Employee has read the Agreement carefully, fully understands all of its provisions, and has had the opportunity to receive independent legal advice with respect to executing this Agreement.

10.)	Confidentiality, Non-Disparagement, Non-Competition, and Non-Solicitation:

a.)
Employee expressly reaffirms and agrees to the obligations on Confidentiality, Non-Disparagement, Non-Competition, and Non-Solicitation set forth in the Severance Agreement. Employee further specifically reaffirms Section 13 of the Severance Agreement concerning the reasonablenesss of these provisions and consideration paid therefor.

b.)	Company expressly reaffirms and agrees to the obligations on Non-Disparagement set forth in the Severance Agreement.

c.)
Employee agrees to keep confidential the terms of the Agreement and agrees to refrain from disclosing any information regarding this Agreement to any third party, except to Employee’s retained attorneys, tax advisors, immediate family (spouse, parents, children), or as required by law.

d.)
Employee agrees that he/she shall not, for a period of two (2) years from the Effective Date, act as an employee, consultant, advisor, or in any other capacity, whether paid or not, for any entity or individual that pursues, evaluates or expresses interest in any kind of transaction with or respecting the Company, its stock or other securities, or any of the Company’s subsidiaries, including any merger, acquisition, investment, joint venture, or other transaction of any kind.

11.)
Representations and Warranties: Employee represents and warrants that this Agreement constitutes the entire agreement among the parties with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between the parties, with the exception of the Severance Agreement, which remains in full force and effect and is hereby incorporated fully into this Agreement, except insofar as it is expressly superseded by this Agreement.

12.)
No Re-employment/Service: By signing this Agreement, Employee and Company also agree that Employee will not be re-employed by or re-apply for employment with Company or propose or allow another person or entity to propose that Employee serve on the Board of Directors of the Company, or in any similar capcity, or any of its affiliates, and that signing this Agreement acts as a complete waiver of any and all rights Employee has or may have to reinstatement.

13.)
Equitable Relief; Attorneys’ Fees: Employee agrees that any violation by Employee of any covenant in this Agreement may cause such damage to Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Employee agrees that Company may seek a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Employee. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies Company shall have in law and equity for the enforcement of such covenants. Company agrees that any violation by Company of any covenant in this Agreement may cause such damage to Employee as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Company agrees that Employee may seek a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Company. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies Employee shall have in law and equity for the enforcement of such covenants. If litigation arises under this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its or his reasonable attorneys’ fees, court costs and out-of-pocket expenses from the non-prevailing party.

14.)	Miscellaneous:

a.)	Company expressly denies any liability of any kind to Employee and nothing contained in this Agreement shall be construed as an admission of any liability.

b.)
Nothing contained in this Agreement, or the fact of its submission to Employee, shall be admissible evidence in any judicial, administrative, or other legal proceeding. This Agreement shall not constitute precedent with regard to any other party’s dealings with Company.

c.)
This Agreement shall be deemed to have been executed and delivered within the State of Illinois, and its rights and obligations shall be construed and enforced in accordance with and governed by the laws of the State of Illinois.

d.)
Any action arising from this Agreement, or breach thereof, shall be commenced and maintained in a tribunal in DuPage County, Illinois. As a condition precedent to any such action, the complaining party shall submit to the other party, in writing, its position, and must allow the other party to respond within ten (10) business days. No other action can be taken until this time period and process occurs.

e.)	This Agreement may not be amended, modified or altered except by an express written document signed by all parties hereto, wherein specific reference is made to this Agreement.

f.)	This Agreement may be executed in counterparts, and authentic photocopy or facsimile signatures are accepted as originals.

g.)
In the event of litigation or arbitration relating to the enforcement of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs actually expended, regardless of whether the suit proceeds to compromise, arbitration or final judgment.

h.)
Should any provision of this Agreement be declared to be illegal, invalid, or unenforceable, the remaining parts shall remain in full force and effect. Any adjudicating tribunal shall attempt to give the remaining provisions the full force as intended by the parties to the fullest extent allowed by law.

EMPLOYEE	A.M. CASTLE & CO.

/s/ Stephen J. Letnich	/s/ Marec E. Edgar
Stephen J. Letnich	Marec E. Edgar
Executive Vice President, General Counsel,
Secretary & Chief Administrative Officer

June 30, 2015	June 30, 2015
Date	Date

ATTACHMENT A

The term "Restricted Territory" means the continental United States, Mexico, Canada, Spain, the United Kingdom, France, Singapore, and China. The Restricted Territory also shall include any country in which the Executive (and/or employees of the Company or its affiliates supervised by the Executive) had responsibility or generated or obtained Confidential Information.

EXHIBIT A

SEVERANCE AGREEMENT
A.M. CASTLE & CO.

THIS AGREEMENT (“Agreement”), made and entered into this 25th day of July, 2013 (the “Effective Date”), by and between A.M. Castle & Co., a Maryland corporation (the “Company”), and Stephen J. Letnich of Valparaiso, Indiana (the “Executive”);
WITNESSETH THAT:
WHEREAS, the Company wishes to assure itself of the continuity of the Executive’s service and has determined that it is appropriate that the Executive receive certain payments in the event, prior to a Change in Control, of an involuntary termination of employment (other than for Cause) or a termination of employment for Good Reason;
WHEREAS, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below; and
WHEREAS, the Company promises to provide, and the Executive acknowledges that the Executive has had, will have, and will develop on behalf of the Company substantial contacts with long-standing, near permanent customers of the Company, including without limitation program accounts, that require the protections against unfair competition set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED, by and between the parties as follows:
1.Relationship to Other Agreements. Except as otherwise provided in any other agreement between the Company and the Executive which specifically identifies this Agreement and specifically provides that it supersedes this Agreement, this Agreement shall supersede any and all other agreements between the Executive and the Company regarding the payment of benefits upon a termination of the Executive’s employment with the Company. If the Executive is entitled to severance pay or other benefits pursuant to the terms of this Agreement, the Executive shall not be eligible to receive any severance pay or other benefits pursuant to the terms of any other severance agreement or arrangement of the Company (or any affiliate of the Company), including any arrangement of the Company (or any affiliate of the Company) providing benefits upon involuntary termination of employment.

2.Agreement Term. The “Term” of this Agreement shall begin on the Effective Date and shall continue through the second anniversary of the Effective Date (the “Expiration Date”); provided, however, the Expiration Date shall be automatically extended annually for successive one-year periods, effective on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, without further action on the part of any party, unless, not later than 30 days prior to the effective date of any such extension, either party shall have given written notice to the other party that it does not wish to extend the Term.

3.Certain Definitions. In addition to terms otherwise defined herein, the following capitalized terms used in this Agreement shall have the meanings specified below:

(a)	Cause. The term “Cause” shall mean:

(i)
Conviction of, or entry of a plea of guilty or “nolo contendere” to, a felony (as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Executive was so convicted or entered such plea) by the Executive;

(ii)
Engagement by the Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives;

(iii)	Willful misconduct by the Executive that, in the reasonable judgment of the Company, results in a demonstrateable and material injury to the Company or its affiliates, monetarily or otherwise;

(iv)
Willful and continued failure (other than any such failure resulting from the Executive’s incapacity due to mental or physical illness) by the Executive to perform his assigned duties, provided that such assigned duties are consistent with the job duties of the Executive and that the Executive does not cure such failure within 30 days after notice of such failure from the Company; or

(iv)	Material breach of this Agreement by the Executive, provided that the Executive does not cure such breach within 30 days after notice of such breach from the Company.
For purposes of determining whether “Cause” exists, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, in the reasonable judgment of the Company, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company or its affiliates.

(b)	Change in Control. The term “Change in Control” shall mean any of the following that occur after the Effective Date:

(i)
Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including the regulations and other applicable authorities thereunder (the “Exchange Act”)) (“Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (“Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities shall not constitute a Change in Control;

(ii)
Any change in the composition of the Board of Directors of the Company (the “Board”) over a two-year period which results in a majority of the then present directors of the Company not constituting a majority two years later, provided that in making such determination, directors who are elected by or upon the recommendation of the then current majority of the Board shall be excluded;

(iii)	Approval by the shareholders of the Company of a complete dissolution or liquidation of the Company;

(iv)
Any sale or disposition to a Person of the assets of the Company equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company before such sale or disposition; provided that, for purposes of this subparagraph (b)(iv), the “gross fair market value” shall be determined without regard to any liabilities associated with the assets of the Company or the assets so sold or disposed;

(v)
There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (A) a merger or consolidation immediately following which the individuals who comprise the Board of the Company immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation, or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, or (C) a merger or consolidation of any direct or indirect subsidiary of the Company (y) for whom the Executive is not performing services at the time of such merger or consolidation or (z) that is not a majority shareholder of the corporation for whom the Executive is performing services at the time of such merger or consolidation.

(c)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and any regulations and other applicable authorities promulgated thereunder.

(d)	Good Reason. The term “Good Reason” shall mean:

(i)
a reduction of 10% or more in the Executive’s base salary (either upon one reduction or during a series of reductions over a period of time), provided, that such reduction neither comprises a part of a general reduction for the Executive’s then-current peers as a group (determined as of the date immediately before the date on which the Executive becomes subject to any such reduction) nor results from a deferral of the Executive’s base salary;

(ii)	a material diminution in the Executive’s authority (including, but not limited to, the budget over which the Executive retains authority), duties, or responsibilities within the Company;

(iii)	a material change in the geographic location at which the Executive must perform services for the Company more than fifty (50) miles; or

(iv)	any other action or inaction that constitutes a material breach by the Company of this Agreement.
For purposes of this Agreement, in order for a termination of employment by the Executive to be considered to be on account of Good Reason, the following conditions must be met by the Executive:

(i)
the Executive provides written notice to the Company of the existence of the condition(s) described in this subparagraph (d) potentially constituting Good Reason within 90 days of the initial existence of such condition(s), and

(ii)	the Company fails to remedy the conditions which the Executive outlines in his written notice within 30 days of such notice, and

(iii)	the Executive actually terminates employment with the Company within six months of providing the notice described in this subparagraph (d).

(e)
Termination Date. The term “Termination Date” means the date on which the Executive’s employment with the Company and its affiliates terminates for any reason, including voluntary resignation. If the Executive becomes employed by an entity into which the Company has merged, or by the purchaser of substantially all of the assets of the Company, or by a successor to such entity or purchaser, a Termination Date shall not be treated as having occurred for purposes of this Agreement until such time as the Executive terminates employment with the successor and its affiliates (including, without limitation, the merged entity or purchaser). If the Executive is transferred to employment with an affiliate (including a successor to the Company), such transfer shall not constitute a Termination Date for purposes of this Agreement.

4.Payments and Benefits. Subject to the terms and conditions of this Agreement, if the Executive’s employment is terminated during the Term of this Agreement and before a Change in Control (A) by the Company for a reason other than for Cause or (B) by the Executive for Good Reason, the Executive shall be entitled to:

(a)	a lump sum severance payment equal to one times the Executive’s annual base salary in effect immediately prior to the Termination Date.

(b)
a lump sum payment in an amount equal to the annual short-term incentive compensation to which the Executive would have been entitled had he continued in the employ of the Company through the last day of the calendar year in which the Termination Date occurs, pro-rated for the number of days during the calendar year that the Executive was employed prior to the Termination Date; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such calendar year have actually been met.

(c)
with respect to each outstanding and nonvested long-term performance award (including an equity-based or a non-equity-based long-term performance award) granted to the Executive by the Company for which the Termination Date precedes the end of the performance period by less than one (1) year, a payment equal to the amount the Executive would have received under each such award had he continued in the employ of the Company through the last day of the applicable performance period, pro-rated for the number of days during such performance period that the Executive was employed prior to the Termination Date; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such performance period have actually been met.

(d)
with respect to each then-outstanding and vested stock option granted to the Executive by the Company, exercise such option at any time during the period beginning on the Termination Date and ending on the earlier of the original expiration date of each such option (without regard to any accelerated expiration date otherwise resulting from the Executive’s termination of employment) or the expiration of the three-month period following the Termination Date.

(e)
continued health benefit coverage for the Executive and the Executive’s qualified beneficiaries as provided in Section 4980B of the Code (“COBRA”). Such COBRA continuation coverage shall be provided to the Executive and the Executive’s qualified beneficiaries only if and to the extent that the Executive (or his qualified beneficiaries, as applicable) make a timely and proper election to be covered under COBRA and make timely payments for the cost of such coverage; provided, however, that such COBRA coverage shall be at the Company’s expense for the period beginning on the day after the Termination Date and ending on the earlier of (i) the first anniversary of the Termination Date or (ii) the date on which the Executive commences employment with another employer.

(f)
for the period beginning on the Termination Date and ending on the earlier of (i) the first anniversary of the Termination Date and (ii) the date on which the Executive commences employment with another employer, the Executive shall be permitted the use of a Company-owned or leased automobile on the terms and conditions set forth in the Company’s Automobile Policy.

For the avoidance of doubt, the Executive shall not be entitled to any benefits under this Agreement if his termination of employment occurs on account of his death, disability, or voluntary resignation (other than for Good Reason).
5.Time of Payments. Provided that the conditions of paragraph 7 (relating to waiver and release) have been satisfied, payments pursuant to subparagraphs 4(a) and 4(b) shall be paid no later than March 15th of the calendar year following the calendar year in which the Executive’s Termination Date occurs or at such earlier date as may apply in accordance with the following:

(a)
the payment pursuant to subparagraph 4(a) (relating to severance pay) shall be paid within 10 days following the later of (i) the Executive’s Termination Date or (ii) the date on which the conditions of paragraph 7 are satisfied; and

(b)
the payment pursuant to subparagraph 4(b) (relating to short-term incentive compensation) shall be made within 10 days following the later of (i) the date that the short-term incentive compensation would have been paid if the Executive’s Termination Date had not occurred, or (ii) the date on which the conditions of paragraph 7 are satisfied.

Further provided that the conditions of paragraph 7 (relating to waiver and release) have been satisfied, unless either the Executive has made a valid election to defer receipt of all or any portion of a payment of an award described in subparagraph 4(c) in accordance with the terms of a Company nonqualified deferred compensation plan or the award agreement in respect of any such award provides otherwise, any payment pursuant to subparagraph 4(c) shall be paid no later than the later of (i) the date that is 2-½ months from the end of the Executive’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2-½ months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.
Notwithstanding any other provision of this Agreement, if the requirements of paragraph 7 are not satisfied, the Executive shall not be entitled to any payments or benefits under this Agreement (other than the payments or benefits provided in subparagraph 4(e) or 4(f) on or before the date by which the Executive is required to satisfy the requirements of paragraph 7).
6.Code Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary:

(a)
If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Code Section 409A, the intent of the parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. The Company makes no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following the Executive’s Termination Date unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)
Each payment payable to the Executive under this Agreement on or after the Executive’s Termination Date shall be treated as a separate and distinct “payment” for purposes of Code Section 409A and, further, is intended to be exempt from Code Section 409A, including but not limited to the short-term deferral exemption thereunder. If and to the extent any such payment is determined to be subject to Code Section 409A and is otherwise payable upon the Executive’s termination of employment, in the event the Executive is a “specified employee” (as defined in Code Section 409A), any such payment that would otherwise have been payable in the first six (6) months following the Executive’s Termination Date will not be paid to the Executive until the date that is six (6) months and one (1) day following the Executive’s Termination Date (or, if earlier, the Executive’s date of death). Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payments otherwise payable to the Executive under this Agreement. Thereafter, the remainder of any such payments shall be payable in accordance with this Agreement.

(d)
All expenses or other reimbursements to the Executive under this Agreement, if any, shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(e)
Whenever a payment under this Agreement specifies a period within which such payment may be made, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)	In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(g)
To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A, and (ii) any reference herein to the term “Company” shall mean the Company and all persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c).

7.Waiver and Release. Except as expressly provided in paragraph 5, the Executive shall not be entitled to any payments or benefits under this Agreement unless and until the Executive executes and delivers to the Company, within thirty (30) days following the Executive’s Termination Date (or fifty (50) days in the event that 29 CFR 1625.22 requires the Company to provide the Executive forty-five (45) days to consider the release), a valid release of any and all claims against the Company and its affiliates in a form acceptable to the Company and the revocation period for such release has expired without revocation.

8.Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. None of the Company or any of its affiliates shall be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company or any of its affiliates by the Executive, any amounts earned by the Executive in other employment after the Termination Date, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

9.Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholding of applicable taxes.

10.Confidential Information. The Company and the Executive covenant and agree that:

(a)
The Company will provide the Executive Confidential Information (as defined below) to permit the Executive to perform the Executive’s duties on behalf of the Company and its affiliates, which will include, among other things, generating additional Confidential Information on behalf of the Company and its affiliates.

(b)
Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its affiliates, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential, all Confidential Information (as defined below), and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way during the Agreement Term and at all times thereafter, provided, however, if the jurisdiction in which the Company seeks to enforce the confidentiality obligation will not enforce a confidentiality obligation of indefinite duration, then the provisions in this Agreement restricting the disclosure and use of Confidential Information shall survive for a period of five (5) years following the Executive’s Termination Date; provided, however, that trade secrets shall remain confidential indefinitely.

(c)
To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive generates or obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(d)
Nothing in the foregoing provisions of this paragraph 10 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

(e)
For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation, trade secrets, proprietary information, or confidential or proprietary methods) concerning the Company and its affiliates (and their customers) which was generated or acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following the Termination Date.

(f)
This paragraph 10 shall not be construed to unreasonably restrict the Executive’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this subparagraph (f), the matter shall be submitted to the court for decision.

11.Non-Competition and Non-Solicitation. During the Term of the Agreement and for a period of 12 months after the Executive’s Termination Date, the Executive covenants and agrees that he shall not, without the express written consent of the Chief Executive Officer of the Company:

(a)
be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (i) the employment, consulting, assistance or services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or its affiliates and are or will be within the Restricted Territory (as defined in Attachment A); or (ii) the Confidential Information to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such Confidential Information. For purposes of this subparagraph (a), services provided by others shall be deemed to have been provided by the Executive if the Executive had material supervisory responsibilities with respect to the provision of such services.

(b)
solicit or attempt to solicit any party who is then, or during the 12-month period prior to the Executive’s Termination Date was, a customer or supplier of the Company for or with whom the Executive (or the Executive’s subordinates) had Confidential Information or contact on behalf of the Company, provided that the restriction in this subparagraph (b) shall not apply to any activity on behalf of a business that is not a Competitor.

(c)
solicit, entice, persuade or induce any individual who is employed by the Company or its affiliates (or was so employed within 90 days prior to the Executive’s action and not involuntarily terminated for any reason other than Cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its affiliates, and the Executive shall not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d)
directly or indirectly own an equity interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System, so long as such ownership is passive in nature).

The term “Competitor” means any enterprise (including a person, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which the Company or any of its affiliates was engaged during the 12-month period prior to the Executive’s Termination Date. Upon the written request of the Executive, the Company’s Chief Executive Officer will determine whether a business or other entity constitutes a “Competitor” for purposes of this paragraph 11 and may require the Executive to provide such information as the Chief Executive Officer determines to be necessary to make such determination. The current and continuing effectiveness of such determination may be conditioned on the continuing accuracy of such information, and on such other factors as the Chief Executive Officer may determine.
12.Non-Disparagement. The Executive covenants and agrees that, while he is employed by the Company, and after his Termination Date, he shall not make any false, defamatory or disparaging statements about the Company, its affiliates, or the officers or directors of the Company or its affiliates that are reasonably likely to cause material damage to the Company, its affiliates, or the officers or directors of the Company or its affiliates. While the Executive is employed by the Company, and after the Termination Date, the Company agrees, on behalf of itself and its affiliates, that neither the officers nor the directors of the Company or its affiliates in their external communications shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive. Nothing in this paragraph 12 shall preclude the Executive or the Company from making truthful statements that are required by applicable law, regulation or legal process.

13.Reasonable Scope and Duration. The Executive acknowledges that the restrictions in paragraphs 10, 11 and 12 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Company and its affiliates, that the benefits provided under this Agreement are full and fair compensation for these covenants and that these covenants do not impair the Executive’s ability to be employed in other areas of his expertise and experience. Specifically, the Executive acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Company and its affiliates, the widespread domestic and international scope of the Executive’s contacts created during his employment with the Company, the domestic and international scope of the Executive’s responsibilities while employed by the Company and his access to marketing strategies of the Company and its affiliates. Notwithstanding the foregoing, if any court determines that the terms of any of the restrictions herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of the Executive’s breach of any such covenant, the term of the covenant shall be extended for a period equal to the period that the breach continues.

14.Equitable Relief. The Executive agrees that any violation by the Executive of any covenant in paragraph 10, 11 or 12 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, the Executive agrees that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by the Executive. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants.

15.Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

16.Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

17.Applicable Law. The provisions of this Agreement shall be construed in accordance with and governed by applicable federal laws and, to the extent not pre-empted thereby or inconsistent therewith, the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

18.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

19.Obligation of Company. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed to affect the Company’s right to modify the Executive’s position or duties, compensation, or other terms of employment, or to terminate the Executive’s employment. Nothing in this Agreement shall be construed to provide to the Executive any rights upon termination of the Executive’s employment with the Company other than as specifically described in paragraph 4. If the Executive’s employment is terminated before a Change in Control for any reason other than by the Company (other than for Cause) or by the Executive for Good Reason, the Executive’s benefits shall be determined in accordance with the applicable retirement, insurance and other programs of the Company as may then be in effect.

20.Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

21.Successors, Assumption of Contract. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

22.Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
to the Company:
A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
Attn: Corporate Secretary

or to the Executive at the Executive’s most recent address on file with the Company.
Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
23.Exclusive Jurisdiction and Venue. Any suit, claim or other legal proceeding arising out of or related to this Agreement in any way must be brought in a federal or state court located in Cook County, Illinois, and the Company and the Executive hereby consent to the exclusive jurisdiction of such court for such purpose. The Company and the Executive irrevocably consent and submit itself and himself to the jurisdiction of such court(s) for the purposes of any such suit, claim or other legal proceeding.

24.Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

25.Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

26.Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

27.Effect on Prior Agreements. This Agreement hereby amends and supersedes any and all previous Severance Agreements (and such other severance agreements, written or unwritten), including amendments thereto, entered into by the parties.

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IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

Executive:

/s/ Stephen J. Letnich
Stephen J. Letnich

A.M. Castle & Co.

By: /s/ Robert J. Perna
Its: Vice President, General Counsel & Secretary

Attachment A

The term “Restricted Territory” means the continental United States, Mexico, Canada, Spain, the United Kingdom, France, Singapore, and China. The Restricted Territory also shall include any country in which the Executive (and/or employees of the Company or its affiliates supervised by the Executive) had responsibility or generated or obtained Confidential Information.